EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class B ordinary shares of WiMi Hologram Cloud Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: February 5, 2021

Sensefuture Holdings Limited

By:	/s/ Xinjiang Ning
Name: Xinjiang Ning
Title: Director

Shanghai Sheng Can Jin Management Consulting Co., Ltd.

By:	/s/ Xinjiang Ning
Name: Xinjiang Ning
Title: Director

Xinjiang Sheng Shi Can Jin Investment Partnership (Limited Partnership)

By	/s/ Xinjiang Ning
Name: Xinjiang Ning
Title: Director